            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 44 to the Registration Statement File No. 033-20453 on Form N-4 of our report dated April 21, 2014, relating to the financial statements and financial highlights of each of the portfolios of MONY America Variable Account A of MONY Life Insurance Company of America and our report dated March 20, 2014, relating to the financial statements of MONY Life Insurance Company of America, each of which appears in such Registration Statement. We also consent to the references to us under the headings "Financial statements" and "About our independent registered public accounting firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 25, 2014